Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	2
PRESENTATION	3
QUESTIONS AND ANSWERS	11

PFSweb Inc. NasdaqCM:PFSW

FQ2 2016 Earnings Call Transcripts

Monday, August 08, 2016 4:00 PM CST

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

ANALYSTS

Alex Silverman

AWM Investment Company Inc.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Michael Graham

Canaccord Genuity Limited, Research Division

Ryan MacDonald

Wunderlich Securities Inc., Research Division

Timothy Elmer Klasell

Northland Capital Markets, Research Division

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Presentation

Operator

Good afternoon, everyone. Thank you for participating in today’s conference call to discuss PFSweb’s Financial Results for the Second Quarter ending June 30, 2016.

Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open the call for your questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission to which your attention is directed. Therefore, all actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we will also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures in our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com. You can find our definition of these non-GAAP financial measures, our reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

I would like to remind everyone that this call will be available for replay through August 22, 2016, starting at 8:00 p.m. Eastern Time this evening. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

I would now like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Matt, and good afternoon, everyone. As you may have seen earlier this afternoon, we issued a press release announcing our results for the second quarter ended June 30, 2016. I’d like to spend just a minute providing a summary of some of the key highlights for the quarter, and then Tom and I will spend more time going through the details later in the call.

As you will see in the release, we had another strong quarter of revenue growth on a year-over-year basis, driven by both organic growth as well as the benefit of our acquisitions. Additionally, we had a great quarter in terms of winning new clients. During the June quarter, we added an incremental $10 million of project bookings with new and existing clients, bringing the CY 2016 year-to-date amount of project bookings to approximately $23 million. We also signed a new recurring revenue contract, which are projected to add an incremental $85 million of lifetime contract value to our year-to-date bookings, bringing the CY 2016 year-to-date amount of lifetime contract value bookings to approximately $110 million.

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As a reminder, this lifetime contract value reflects the estimated service fee revenue that we would expect to generate from these clients over the life of the contract based on our clients’ input of projected business volumes. The recurring revenue bookings this quarter included contracts that range from 1 to over 5 years in length, but the majority of the lifetime contract value bookings for the quarter relate to 3- to 5-year contracts, primarily being driven by two large new operations contracts with very recognizable brand names. This lifetime contract value bookings amount is the highest new client quarterly booking value that we have had since we started providing these bookings measurement tool in early 2015.

To accommodate these wins, as well as one of the larger wins booked in the March quarter, we are expanding our distribution facilities footprint in the Memphis area by a total of about 475,000 square feet. One of these three large operations engagements went into production in the second quarter, and the other two are expected to go live later in the third quarter. While the launch of these three clients provides a partial year benefit to our revenue in 2016, we have experienced and expect to continue to have a negative impact to our SG&A and the overall gross margin during the CY 2016 from the facility opening cost and startup of these new clients. That said, the full year expected contribution from these engagements enhances our visibility to our revenue and growth objectives as we look ahead into 2017.

We also announced in June our latest acquisition of Conexus, a U.K.-based e-commerce system integrator. As we stated in the past, expanding our system integration presence in Western Europe has been the next logical step in our acquisition strategy, particularly with the SAP Hybris platform. We’re very excited about adding this new entity to our PFSweb family, and we have already begun the integration process.

Though we’ve experienced strong project bookings in 2016 with almost $23 million booked Q2-to-date from projects, we are experiencing lower-than-projected revenue and profit contribution from our CrossView subsidiary, largely resulting from softer activity applicable to one of the software platforms supported by CrossView. This setback is being partially offset by incremental revenue profit contribution from our Conexus business as well as over performance in certain current client operations engagements. However, the increase in operations fees is expected to come at a lower gross margin than the CrossView project revenue it is partially offsetting.

As a result, while we are reiterating our service fee equivalent revenue guidance for 2016 to range between $220 million and $230 million, due to the incremental new facility footprint and new client related cost as well as some of the softer CrossView activity, we’re revising our adjusted EBITDA guidance to a new targeted range of between $21.5 million to $23.5 million, slightly down from our previous targeted adjusted EBITDA range of $23 million to $25 million.

Before commenting further, I’d like to turn the call over to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to provide some additional highlights and comment, and then we’ll open the call up for your questions. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good afternoon, everyone. As Mike indicated, I’ll spend some time providing additional color on the second quarter of 2016 results reported earlier today as well as our outlook for the remainder of 2016.

Before doing so, as I do in every call, I’d like to remind everyone that when we provide discussions about our financial results, we often discuss our service fee equivalent revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis without modifying the underlying revenue recognition.

With that as a backdrop, let’s quickly review the numbers. Total revenues in the second quarter of 2016 increased 22% to $77.2 million compared to $63.2 million in the same period of 2015. Our second quarter service fee equivalent revenue increased to $51.8 million, an increase of 30% compared to the year-ago quarter. The increase was driven by

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both new and expanded client relationships, which generated an organic growth rate of approximately 10% as well as incremental service fees of approximately $8.3 million generated in the second quarter of 2016 by the company’s acquired entities CrossView, Moda and Conexus, which were acquired in 2015 and 2016.

Our service fee gross margin in the second quarter increased 100 basis points to 32.8% compared to 31.8% in the same period last year. The increase was due to a higher proportion of agency and technology services in the second quarter of 2016, in part due to the benefit of the Moda, CrossView and Conexus acquisitions. As expected, our product revenue declined by approximately 20% to $11.4 million compared to $13.7 million in the same period of 2015, due to ongoing restructuring activities by our last remaining client in the segment and their discontinuance of certain product lines, as we’ve discussed previously.

SG&A expenses during the second quarter were $18.8 million compared to $14.7 million in the year-ago quarter. SG&A in Q2 of 2016 includes the incremental SG&A levels of our newly acquired entities, which accounts for approximately $2.9 million of the year-over-year increase. SG&A also increased as a result of incremental sales and marketing expenditures, increased personnel costs as well as other infrastructure expenditures, particularly for several new large client wins that are requiring the buildout of new distribution operations.

Net loss in the second quarter of 2016 was $2.2 million or a negative $0.12 per diluted share compared to a net loss of $1.9 million or $0.11 of loss per diluted share in the same period of 2015. Net loss in the second quarter of 2016 included $0.9 million in acquisition-related restructuring and other costs, $0.8 million in amortization of acquisition-related intangible assets and $0.6 million in stock-based compensation expense. This compares to $1.1 million in acquisition-related restructuring and other costs, $0.2 million in amortization of acquisition-related intangible assets and $1.2 million in stock-based compensation expense in the same period of 2015.

For the second quarter, adjusted EBITDA came in at $3.9 million compared to $4.1 million last year. As a percentage of service fee equivalent revenue, adjusted EBITDA was 7.5% compared to 10.3%. The decline in adjusted EBITDA margin was driven by the expected increase in sales and marketing to support our targeted growth as well as the aforementioned investment in infrastructure resources for several large new client wins that are requiring the build out of the new distribution operations.

From a non-GAAP net income standpoint, excluding the impact of amortization of intangibles, acquisition-related costs and noncash stock-based compensation, our non-GAAP net income was $0.2 million for the second quarter of 2016 compared to $0.6 million in the year-ago quarter.

As Mike indicated, we did complete the acquisition of Conexus during the month of June. While Conexus is expected to generate approximately $7 million of revenue on an annual basis, we only had minimal benefit during the June quarter as we just had a partial month of activity. And this amounted to approximately $0.4 million of incremental revenue and less than $0.1 million of adjusted EBITDA contribution for the June quarter.

Now turning to the balance sheet, at June 30, 2016, cash and cash equivalents totaled $16.7 million compared to $21.8 million at December 31, 2015. Total debt was $55 million from — as compared to $35.4 million at the end of 2015. As such, our net debt position was approximately $38.3 million compared to $13.6 million at December 31, 2015. And this increase in debt is primarily driven by the funds used to support the June 2016 Conexus acquisition as well as the payment of calendar year 2015-related earn-out liabilities applicable to previous acquisitions.

Also, as we have stated on prior calls, our cash balance includes the benefit from the timing of certain cash collections received by PFSweb from our client — our clients’ customers that are then later remitted to our clients. This benefit was higher as of December 31, 2015, as a result of higher holiday season activity than it was at June 30, 2016.

As we look ahead, subject to variability due to the impact of holiday season activity — holiday seasonal activity, we currently expect to see a reduction in our net debt position as we target to generate free cash flow going forward. In addition, we currently anticipate minimal future cash flow impact from earn-out liabilities and payments applicable to our prior acquisitions.

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Now let’s review our 2016 outlook. We continue to expect strong growth in service fee equivalent revenue and are reiterating our target for calendar year 2016 to range between $220 million to $230 million, reflecting growth of 19% to 24% from 2015.

We continue to target annual service fee gross margins of 27% to 32% depending on revenue mix that we have been performing at and will continue to strive toward performing at the middle to high end of this range.

At this point, as Mike indicated, we are revising our 2016 adjusted EBITDA outlook and now expect it to range between $21.5 million to $23.5 million, reflecting growth of 4% to 14% from 2015. This is slightly down from our previously issued guidance of $23 million to $25 million. And this new adjusted EBITDA outlook includes the expected impact of the Conexus acquisition, lower than previously targeted revenue and profit contribution from our CrossView business as well as incremental sales, marketing and infrastructure expenditures to support certain new client activity and our future growth. Please note that our 2016 guidance does not include the impact of potential future acquisitions.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights, Mike.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. And moving right into bookings for the quarter, I’d like to provide a little more color on our exciting progress this quarter. As a reminder, we are now only reporting bookings for the discrete quarter for which we are reporting. In this case, we’ll report bookings from Q2, which is from April 1 through June 30. We believe that this will result in a more accurate view of the sales activities during a given quarter and a better year — basis for our year-over-year comparison and a clearer view of selling trends, including seasonality.

In addition to disclosing the number of bookings each quarter, we will estimate the expected revenue from project engagement and a lifetime contract value for recurring revenue engagement based on client provided information and the expected length of the contract. We use to term lifetime contract value as a reference to cumulative gross service fee revenue we expect to earn over the expected life of the contract. Project engagements will generally be less than a year in duration, while recurring revenue engagements will always be at least 1 year and often between 3 and 5 years in duration. As we disclose this information, please understand that the project revenues and estimated lifetime contract values are based on client projections, which often change and in any case may not be achieved.

With that said, the second quarter, we booked 48 new agency and technology projects with a projected worth of approximately $10 million, bringing the total project bookings for the first two quarters of calendar year 2016 to approximately $23 million. We also booked 10 new recurring revenue service engagements projected to add over $85 million of lifetime contract value to our year-to-date bookings, bringing the total recurring revenue bookings for the first 2 quarters of calendar year 2016 to approximately $110 million. The June quarter lifetime bookings amount is the highest quarterly amount we have reported since we began providing these booking metrics in 2015. These lifetime contract bookings include the signing of new contracts with four new clients to provide a variety of outsourced operational services. All of these bookings are included in the recurring revenue bookings number for Q2.

First, we signed an engagement with a large crafts retailer to provide U.S. order fulfillment services. We plan to have this new client operational in time for the holiday season in one of our newest distribution facilities. This particular deal is a 5-year contract estimated to be worth over $45 million in lifetime contract value.

Next, we signed a 3-year engagement with a women’s fashion forward brand to provide U.S. order fulfillment and customer care operations. This solution is scheduled to go live in late Q3 of 2016 in another newly leased distribution facility in the Memphis area. This deal is estimated to be worth approximately $29 million of lifetime contract value over the 3-year contract period.

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Note that these two large operations engagements as with the seasonal apparel fulfillment client engagement we launched last quarter are for clients with significant existing online businesses, leading to a rapid ramp in our operation areas to a full run rate prior to this holiday. Therefore, we would expect each of these deals to generate lifetime contract value that is spread somewhat evenly across the individual contract terms.

We also signed an engagement with a haircare brand as part of a larger master services agreement with a global consumer packaged goods company, which continues to validate our land-and-expand strategy. We will provide this brand with U.S. order fulfillment services and several digital marketing solutions. This particular deal is a 5-year contract estimated to be worth approximately $5 million in lifetime contract value with the potential to add more brands from the parent company’s portfolio in the future. Go live is scheduled for Q4 2016.

Lastly, with regard to recurring revenue engagements, we signed both a project and a 3-year recurring revenue engagement with a global apparel brand to provide a website built on Demandware, order management and the digital marketing solutions. This deal is estimated to be worth approximately $6 million in lifetime contract value and is currently scheduled to go live in Q1 of 2017.

We currently expect these 4 large engagements to provide a significant recurring revenue stream for several years to come. While we recognize a portion of revenue from these clients in 2016, it’s important to remember that we will not recognize the full revenue potential from each of these clients until 2017 and beyond given the Q4 launch timing of three and the Q1 launch of 2017 for the latter.

It’s worth noting that half of these large engagements are utilizing services across several of our business segments, demonstrating the value proposition of providing complementary services all under one roof. While we might pursue and initially engage clients in sales opportunities within one business segment, our ability to cross-sell and upsell into other PFSweb services is critical to our growth. The remainder of the Q2 recurring revenue bookings are from smaller engagements, including technology services retainers and managed services contracts.

Now with regard to the 48 project bookings, similar to last quarter, these projects were a mix of technology and agency services for new and existing clients. Included in these are a variety of services such as new website builds, define and design consulting services, managed services, digital marketing services and creative design services. To comment on a few, we previously disclosed a signed project agreement with a Canadian-based natural wellness products manufacturer to build a new e-commerce website on Demandware. Also including some agency project work, this total project is estimated to be valued at approximately $500,000 and is included in the project bookings number for Q2. Not previously disclosed was a signed contract to build and relaunch an online jewelry retailer on to the Oracle Commerce platform. This particular deal is estimated to be worth approximately $1.3 million in project revenue and includes work from our strategic consulting practice. Go live is scheduled currently for Q2 of 2017.

Additional projects included in the Q2 booking are an estimated $1 million contract with a U.K.-based catalog gifting company, an estimated $850,000 technology services development contract with a widely distributed casual apparel brand, and an estimated $500,000 agency and development contract for an online footwear retailer as well as several other projects for prominent brand manufacturers. Overall, I’m very pleased with the performance of our sales and marketing management teams this past quarter. Our investment in sales and marketing over the last 18 months are beginning to pay dividends. And the combination of strong project work and multiyear contractual engagement has set us up well for new revenue contributions in 2017 and beyond.

In reference to our current sales pipeline, I mentioned on our last call that the height of our selling season for 2016 contributing revenue is typically in the first 2 quarters. This is further reflected by our strong Q2 bookings. For the rest of the year, we plan to continue booking additional recurring revenue engagements that will launch and contribute revenue primarily in 2017. It would be consistent with the B2C selling season to see somewhat of a drop-off in recurring revenue bookings in the back half of the year, though we have several new recurring revenue engagements in the pipeline that are getting close to contracting. On the other hand, we do expect sales per project engagement to extend into the current third quarter and contribute revenue this fiscal year. Many of our clients are undergoing adjustment and enhancement projects right now to prepare for the Q4 holiday peak season. We currently have a strong collection of project bookings in contracting that should be completed soon.

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Finally, we had been highlighting our focus on B2B opportunities over the past several calls and I’m happy to announce that we booked 23 new B2B projects this year through the end of Q2, primarily on the SAP Hybris platform. And we have several more B2B project opportunities in the pipeline. I believe we have a compelling B2B solution to offer a manufacturer or distributor. And I expect that project engagements will expand to include additional PFS services as we implement our land-and-expand approach with these B2B engagements. Although we remain in the early innings of B2B e-commerce, I believe B2B opportunities will be a strong growth driver for the company over the next 3 to 5 years.

Now with regards to the operations business, last quarter, we disclosed the launch of an order fulfillment solution for an Internet retailer of seasonal apparel in a newly leased facility in Southaven, Mississippi, which is in the Memphis area. The initial lease was for a portion of the space available in the facility and included an option for us to take on the remainder of the space as needed. Since the last call, we had exercised our right to take the remainder of the space in the facility to support the large crafts retailer mentioned earlier. The solution for the two clients operating the building makes use of all the capacity in the building. So we’ve entered into a lease for an additional facility adjacent to this one in order to support the new fashion client mentioned earlier as well.

The latest facility lease is once again for a portion of the space available in the building and as is our custom, we have first right of refusal on the remainder of the space in order to create capacity for our planned growth. Our need for the additional space depends on the nature and size of fulfillment opportunities entering our pipeline, the potential for available capacity in one of our current leased facilities and the progress of our plan to open additional facilities in metro areas other than the Memphis area. This additional facility brings us to a total of 5 multi-brand facilities that we operate in the Memphis area. And we also continue provide operations support for T.J. Maxx in the dedicated facility that they lease in Memphis.

During Q2, we also completed the buildout of a new state-of-the-art services center in Bangalore, India with the capacity to support over 600 technologists and business services professionals. This new center was structured in a special economic zone providing us with favorable tax benefit. Our headcount in Bangalore is now approximately 420, spread across three offices. We have been and will continue to hire new personnel and consolidate our operations into these new offices as leases expire over the next two years. As a reminder, our Bangalore operations are critical to supporting our growth and providing a high-quality and cost-competitive solution for our clients, particularly in our technology services business.

Now with regard to integrations and acquisitions, we continue to make progress integrating CrossView more fully into our technology services business. I mentioned on the last call our intention to cross-train members of the CrossView technology team on the Demandware and Oracle platforms. Over this past quarter, we have successfully cross-trained the first group of technologists on Demandware and have begun deploying them in support of client projects.

Based on this early success, I’m optimistic about our long-term vision to have a large group of universal technologists who are able to move easily between platforms. This would enable us to take full advantage of secular tailwinds created by increases in market demand for certain platforms while mitigating headwinds created by decreases in market demand for other platforms, similar to what we’re currently experiencing within CrossView. I believe this universal technologist approach will be very unique in the system integration market and will serve to further differentiate PFS as a world-class global commerce services provider. In addition to helping us adjust to changes in the platform services market, this approach should also enable us to maximize our total addressable market in both the U.S. and in Western Europe. And given that we’re lowering our targets for the CrossView business in 2016, we’re also accelerating the integration of certain CrossView service delivery functions into corresponding PFS operation in order to realize additional synergies and maximize their assets.

With regard to our Conexus acquisition, we’re excited to add the world-class SAP Hybris platform to our portfolio of e-commerce services in the U.K. At this point, with native support in the U.K. for Demandware, SAP Hybris and Magento, I believe we have an appropriate portfolio of services in that market, and I would not anticipate further acquisitions would be necessary to continue building out our professional services capability in the region. I also believe we can extend our

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Hybris capabilities to support other markets in Western Europe as we have done with Demandware and Magento. Though we’ll remain opportunistic for acquisitions in markets such as France and Germany, I do not anticipate any additional acquisitions for remainder of this year as we work to complete our integration of both Conexus and CrossView. The integration of Conexus is in the early stages, but we’ve already begun to realize synergies across our combined Hybris practices, particularly with leveraging our LiveArea digital agency capabilities and our strategic consulting practice with current and prospective Conexus clients. As with the CrossView acquisition, our emphasis will be on quickly integrating sales, marketing, finance and HR functions and will be more deliberate about integrating operations and service delivery functions.

Regarding our commitment to the U.K. market, we have received a large number of inquiries concerning the potential impact of the outcome of the Brexit referendum in June. While there remains considerable uncertainty about how this decision will be implemented over the coming years and what the ultimate impact will be in each market and economy as well as the global economy, we do believe we are appropriately structured to respond to the evolving circumstances. I believe our commitment to the U.K. market and the buildout of our solution in Great Britain positions us to effectively support the U.K. as a market separate from the EU. Correspondingly, I believe our long-term commitment to the markets on the continent and the success of our end-to-end solution in those markets positions us to support the EU market separately from the U.K.

With revenues from Western Europe accounting for approximately 15% of our total service fees equivalent revenue, our exposure is reduced with regard to unanticipated geographic macro event such as a potential recession in one or more countries. Our exposure is also somewhat mitigated with regard to currency exchange rate fluctuations since we tend to conduct business in the local currency. However, we do have some exposure to exchange rate fluctuations as we consolidate subsidiaries into our corporate income statement and balance sheet. At this point, we do not anticipate a material impact to our financial statements from consolidating results in 2016, but we will actively monitor the situation as it develops.

We also had some questions regarding recent mergers and acquisition activities in our industry, and we continue to see consolidation in our industry with system integrators and digital agencies being rolled up, operations competitors being acquired or merged and technology platform partners consolidating. Since the last conference call, two announcements were made that are related to strategic partnerships we have in place. First, Salesforce announced the acquisition of Demandware and closed the transaction last month. Demandware will become known as Commerce Cloud within the Salesforce family, joining Marketing Cloud, Sales Cloud and App Cloud. As a current Salesforce Marketing Cloud partner, we welcome the news, and we believe we’re strongly positioned to take advantage of the integration of these two strategic PFS partners. We expect integration of Demandware to be deliberate, based on our conversations with Salesforce and Demandware as well as our experience with the Salesforce acquisition and integration of ExactTarget. Should their integration be accelerated, we believe we stand to benefit as a well-established strategic partner in both the ecosystems. We will be evaluating the opportunity to further support the Salesforce stack by adding practices around Sales Cloud and/or App Cloud as we deem appropriate based on how market conditions evolve.

Second, Oracle recently announced their intention to acquire NetSuite. We do not have a relationship with NetSuite at this time, although we have experienced integrating NetSuite with our commerce technology ecosystem. I don’t believe the Oracle acquisition of NetSuite will have any near-term impact on our partnership with Oracle. I expect Oracle will continue to pivot to the cloud and away from on-premise Oracle Commerce, formerly ATG, and we are committed to support the Oracle Commerce installed base as well as new Oracle cloud commerce, as that new platform matures in the marketplace.

These changes are indicative of a very dynamic industry we are a part of, and I’m excited to be hitting our stride at a time when I believe we have a unique opportunity to increase market share in each segment of our business. I believe our sales and marketing investments are paying off as evidenced by the record year-to-date bookings and especially the large recurring revenue deals we’re implementing into new facilities this year. And while our investment is increasing in the back half of the year, the growth benefit should accrue nicely in 2017 and support our drive to be the leader among global commerce service providers as we provide what I believe to be the only enterprise scale, international full-service solution in the market.

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Tom and I look forward to continuing to engage with all of our investors to answer questions and communicate our exciting although somewhat complicated story. We will have many opportunities to meet with you at various conferences over the next quarter, and we’re always happy to make ourselves available by phone. Matt, we’d like to now open the call for a question-and-answer session.

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Question and Answer

Operator

[Operator Instructions] At this time, we’ll take a question from Michael Graham with Canaccord.

Michael Graham

Canaccord Genuity Limited, Research Division

Just a couple. First on the Demandware and Salesforce situation. Can you just give a little more detail about what you saw from ExactTarget as that integration happened? And are you seeing the same things happen this time around? And I just wonder if you could go into a little more detail on CrossView. You mentioned one platform was underperforming. Just wondering, do you see a turnaround there? And any other things you can point to that could lead to stronger performance from CrossView sort of as we exit this year and into next year?

Michael C. Willoughby

Chief Executive Officer and Director

Right. So first off, with regard to the Salesforce acquisition of Demandware and drew a correlation of sorts between what we saw from Salesforce acquisition of ExactTarget. Primarily and I guess, the statements that we hear being made around a deliberate integration an intention to not interfere with kind of the go-to-market strategy that Demandware has and support for the channel, et cetera. I think we do hear similar themes coming out of Salesforce with regard to wanting to have a deliberate integration. Our experience with ExactTarget was that they tread very lightly on ExactTarget as they were integrating them. It was quite some time, a period of a couple of years, before we saw, I think, some sort of significant integration of sales and marketing efforts. ExactTarget continues to maintain a separate user group conference, which I think is meaningful. I don’t know whether Demandware will choose to maintain their separate user conference, which has grown quite large or whether that will be collapsed into Dreamforce next year. But I would at this point, based on what we’ve heard and what we saw with ExactTarget, expect them to continue to have a deliberate integration.

And as I said, I think it creates certain benefits from us being both a Marketing Cloud and a Commerce Cloud partner, and we intend to leverage those opportunities. We’ll invest more in the relationship given that it’s a combined relationship. And then should the integration be accelerated, I think we will be actively looking at opportunities to leverage the larger Salesforce stack and family of products. So we’ll be taking a look at whether it makes sense for us to support App Cloud and Marketing Cloud within our technology services area and making those decisions as the situation evolve. That’s kind of what we expect. Obviously, we’ll be paying close attention to over the next 12 months how the integration goes. And we’ll start out by making sure we’re maintaining the right contacts with both Salesforce and Demandware at the upcoming Shop.org conference and then again at Dreamforce, which is scheduled for the first week in October in San Francisco.

Then with regard to the CrossView platform discussion, we have experienced quite a slow first part of the year with one platform in particular. Actually, both of them were just a little off in Q1, but we’ve seen a nice uptick in one of them. I hope that it’s a temporary situation. We are certainly spending a lot of time with that one relationship, trying to understand with the change in their strategy is a short-term change or a long-term change and how should we evaluate the longer-term potential for the platform in the market. As you know, I think Michael, there’s a definite pivot across our industry to cloud. And all of, I think, the technology platform partners are to one extent or the other being impacted by or taking advantage of that pivot to cloud. This would be part of that consideration.

My hope is, as we look into 2017 that both the platform and associated services will rebound. I do believe there is that potential. It really just comes down to a sales and marketing question about whether our platform partner can effectively bring their platform to market in a better way and whether or not that we can have a set of services that have a unique value proposition in the channel and that we can win with. We’ll know more, I think, after the next series of shows,

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including Shop.org, where we intend to spend a lot of time with this partner and try to understand their plan for 2017. And hopefully, maybe even in November, have a few more comments on how we’re thinking about that platform going into 2017.

Michael Graham

Canaccord Genuity Limited, Research Division

Okay. And just really quickly, the haircare brand that you guys mentioned as a new win, can you just repeat the lifetime value of that customer? I got all the others and just missed that one.

Michael C. Willoughby

Chief Executive Officer and Director

Okay. So that was an existing brand within a current relationship we have with one of our CPG clients. And I believe that, that was a $5 million.

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

$5 million of lifetime contract value.

Michael C. Willoughby

Chief Executive Officer and Director

Yes, $5 million of lifetime, right.

Operator

We’ll move along now to Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Yes. So just along the lines of kind of contract wins and activity. I think you said back in Q1, you guys signed 52 projects. What’s the comparable for Q2? Just trying to start to track these metrics a little bit more. I just want to make that apples-to-apples.

Michael C. Willoughby

Chief Executive Officer and Director

Yes. So in Q1 we signed 52 for a project revenue amount of about $13 million. And then in Q2, we signed 48 projects for a project revenue amount of around $10 million. So you can add up the year-to-date, 101. And then the project revenue value is going to be right at $23 million.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got it. Right. And then in terms of the backlog, can you just give me where you guys ended the quarter at? And then where you ended Q1, again, just make sure we got apples-to-apples?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Sorry, say that again?

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Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

The project — or excuse me, the backlog kind of contract value, lifetime contract value?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Got you. Right. So in Q1, the number was $25 million and the year-to-date for Q2 was about $110 million. So the net increase in Q2 was about $85 million.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Helpful. I just want to make sure we get those numbers right. All right. And then looking at the — looking at CrossView, obviously, integration, you guys continue to work on the integration. You cited as an area that is a little bit softer than you guys had anticipated. It sounds like you’ve isolated what the issues are. Do you anticipate — is that business already starting to show a little more resilience here going in the second half of the year? Maybe you could talk a little bit about that?

Michael C. Willoughby

Chief Executive Officer and Director

Right. So I mentioned, I think, at the very first part of the year as we looked at the pipeline of opportunities, we were a little concerned about both platforms being a little softer than we would have anticipated. But one of them has actually rebounded nicely. And we’ve not only had some bookings, but we’ve actually got a pretty strong pipeline carrying into the back half of the year. So I think it’s quite a mixed message. We’re very optimistic about one. And then the other is an area where we currently have it sort of in triage. The things that we have in our toolbox to be able to deal with that, I mentioned the cross-training of resources. That’s a key tool that we have in our toolbox. We can deploy resources on to one of the other four platforms that we support. But I think more importantly, we have the opportunity to engage with this platform partner and just make sure that we’re taking advantage of what opportunities that are there. As you know, from just looking across all five platforms, these are all successful companies, they have, I think, individual areas where their particular platform is successful in the market. Each of them has a kind of unique value proposition that does work. And so I think it’s largely a sales and marketing issue. But that’s going to be — our job in the back half of the year is to make sure that we can understand what the potential benefit is in 2017 and the ability for that practice to rebound and be strong along with the other one that is in that business.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got it. All right. And then, Tom, I got just a housekeeping on the balance sheet. Where do you guys stand in terms of availability and debt capacity? And obviously, the business now that you’re less and less have the product exposure from working capital. You don’t have as big a swing, but maybe talk a little bit about how you feel about the balance sheet right now?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. So we entered into a new financing facility back in August of 2015 with Regions, HSBC and Bank of America. The total facility size at closing was $62.5 million. We’ve got an accordion feature that allows it to go up to $75 million if we desire to. Currently, it still sits at $62.5 million as our total capacity. At the end of June, we have borrowed at little less than $50 million. So we had plenty of capacity available with the existing instrument in place.

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Operator

At this time, we will move to George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

I want to focus on the contract wins in the quarter. So you mentioned $85 million, the contract lengths will range generally from 3 to 5 years. So I assume we should be thinking of these contributing about $20 million annually in 2017, assuming they get up to the run rate. How much are you assuming they might contribute in 2016? And I’m also curious about the competitive environment around those opportunities. Could you just give us a sense of win rate and some of the things that have led to these wins?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. I’ll answer the first part and then Mike can answer some of the second part of that. So the — your estimates are in the ballpark. Again, it’s — they are 3 to 5 years. If you kind of assume a midpoint there of 4 years and take it by the $85 million, you get to an approximate incremental revenue contribution that would be expected is about $20 million per year on average.

As Mike indicated, these are existing business activities that will start day 1 with a ramp or with a established business model. We would expect some ramp to occur over the life of those contracts. So there is a little bit of acceleration and increasing component, but somewhere in that high teens, $20 million range is probably a reasonable expectation.

As we take a look at the run rate and the contribution that it will make in 2016, obviously, is we’ve pointed out the two larger ones are expected to go live toward the end of Q3. So it will have minimal impact for us this year. So looks like you can probably assume a little bit, again, we’ll be taking them on at the same time as they would have higher expected volumes to support the holiday. So it will be a little bit more than 1/4 of the annual balance that we would expect to contribute during the December quarter.

Michael C. Willoughby

Chief Executive Officer and Director

And then with regard to the competitive situation. So it’s interesting, these three deals, large fulfillment footprint deals actually illustrate different points on the spectrum competitively. So one of them is a migration from an in-house solution where the provider was located on the East Coast, had difficulty shipping product to the West Coast cost effectively as well as scaling up the business appropriately. And so this was, I think, a classic situation where there is an outsource value proposition in both being more centralized in the U.S. and picking up some freight savings as well as being able to leverage our scalable platform to support their growth rates that they hoped to achieve over the next three years. So that’s in-house moving to outsource.

The other — one of the other days is a win from a nontraditional competitor. It’s a competitor that is primarily a distributor, but also supports clients with what they would call, I guess, branded services. And I believe that, that client was experiencing some of the same kind of limitations you might see in an in-house solution with regard to scalability and quality performance, particularly during their seasonal peak. And really, we’re looking for a partner that was focused just on e-commerce and that whose business was really just supporting clients rather than feeling like maybe they were kind of a stepchild in that other environment. So that’s a different scenario entirely. And then the third deal is really a, I guess, more typical competitive win where the current client, Tom mentioned they have an existing sizable business. They’re with a traditional competitor today. And we’ll be transitioning from that competitor to our solution here over the next 30 to 45 days in order to have them up for the holiday of this year. So three different deals, three different scenarios kind of falling on the spectrum, all the way from in-house to a direct competitor takeaway.

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George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Very helpful clarity. And then on the project side, you mentioned 48 different deals. I’m curious, as you look into your 2017 pipeline, how many of those might offer opportunities for a broader relationship into 2017 and beyond?

Michael C. Willoughby

Chief Executive Officer and Director

That’s a great question, George. I don’t know if I have the figure. We would expect that when we’re implementing a website for somebody, and I don’t actually have the breakdown to say how many of those are website, either replatforming deals or where you’ve got to launch from scratch. But we would expect that we have an opportunity there to continue the engagement with some sort of retainer or managed services either on the technology services side, where we’re continuing to provide ongoing support and enhancements and/or the agency side where we might be able to engage with e-mail marketing support or a search engine marketing that sort of thing. It’s a really interesting question about what we think the conversion rate might be. I’ll take a note and actually make a plan to comment on that in November, which actually is even better with regard to visibility into 2017 and maybe look at some of the patterns that we might expect on the project side of converting a project from a single project into a series of projects or from of single project into a recurring revenue deal. Try to have a little bit better color for you on the next conference call, if that’s okay.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

That would be fine.

Operator

Move now to Tim Klasell with Northland Securities.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

I have a quick question on Demandware and ExactTarget again. Did — with ExactTarget, did they improve the integration capabilities between the Salesforce platform and ExactTarget, hence, maybe removing some opportunity for you or maybe you could walk us through that, what you would expect with Demandware as well?

Michael C. Willoughby

Chief Executive Officer and Director

Yes, it’s an interesting question about the synergies that are there between the Salesforce core CRM platform, what they call Sales Cloud and Marketing Crowd and Commerce Cloud. The interesting thing is, Demandware is certainly primarily a B2C platform and ExactTarget, I think, was heavily B2C prior to the integration. And Salesforce’s core product is really more of a B2B platform. And so while there, I think, were some integrations that were done between the technical platform that ExactTarget brought to bear, particularly e-mail and some of the kind of promotional capabilities that are there, I think that was largely work that was done to help on the B2B side where ExactTarget wasn’t necessarily strong.

For us, I think the opportunities to continue to implement ExactTarget around the core platforms that we’re supporting haven’t changed at all. There hasn’t been any impact from the Salesforce acquisition of ExactTarget on our kind of market demand on the B2C side. I do have hopes that the focus on B2B, both within Marketing Cloud and ultimately, potentially even in Commerce Cloud as Salesforce potentially impacts Demandware’s roadmap to include B2B features is a very positive sign for us because of our focus on B2B in the future. If Salesforce is able to influence the roadmap of both Marketing Cloud and Commerce Cloud to include more B2B features than they currently have, I think that’s quite positive for us. It does present an interesting challenge for them with regard to the acquisition and the valuation, not necessarily our problem. But I wouldn’t expect the integration of Demandware just like with ExactTarget to have really any impact on our market or our value proposition at this time. The integration between Salesforce and Demandware is quite strong already by nature of the link partner program that Demandware maintains and the connections between Demandware and ExactTarget that we have within our ecosystem are still quite valuable. And I wouldn’t expect that to change either.

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Timothy Elmer Klasell

Northland Capital Markets, Research Division

Okay. Great. And then sort of a big high-level picture. You guys are certainly outpacing the sort of overall industry growth. Do you think you’re grabbing share from competitors or just more of your customers getting rid of their in-house capabilities? And is that driving the above-market growth?

Michael C. Willoughby

Chief Executive Officer and Director

I think it’s primarily the former. Certainly, on the B2C side, I think that our broader capabilities to support all five platforms and our ability to engage with the client in a consulting engagement or an agency engagement prior to the point that a firm platform decision is made is opening up opportunities for us to increase take rate certainly compared to kind of full-service competitors that are may be in the market that support only one platform or have a proprietary platform. But I think even if you divide the business up and look at it by segment, where we have our small, but growing consulting service and then our agency, our tech services and our operations, I think it benefits our ability to enhance the take rate in each segment as well. And I think, if you look at B2C overall, even though they’re still our new brand launches, particularly if you look at verticals like CPG, where they may not be selling direct to consumer at all today with a certain brand or even at all, primarily you’re talking about kind of replatforming deals where if something already has an online business in place and they’re moving from one platform to the other. In that case, it’s a takeaway opportunity or a market share opportunity versus net new launch.

Operator

We move now to Ryan MacDonald with Wunderlich Securities.

Ryan MacDonald

Wunderlich Securities Inc., Research Division

Can you talk a little bit more about, say, the pace of the billings or bookings that you saw during the quarter? Obviously, in first quarter you had some success, sort of pulling in a few deals in the first quarter from second quarter. And just wanted to know, again, a little bit more clarity on sort of the linearity with the bookings that you closed in the second quarter and what you see sort of as the pipeline or the strength of the pipeline for the back half of the year?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. I think that the project bookings were largely as we kind of anticipated them to be. Based on our commentary about Q1, we had indicated that some projects we felt like were pulled into Q1. Not necessarily a large number, and that’s reflected in the number of bookings and I think the revenue split. So if you look at 52 in the first quarter versus 48 in the second, and the revenue, the projects were on average a little bit larger as we had $13 million in Q1 and then $10 million in Q2. That I think pretty in line with the expectations we would have had of the way that B2C selling season works, where you’ve got most clients getting out, wanting to make decisions in Q1 and get started so they can have the changes in place and launch well prior to the holiday. You still carry a lot of activity into Q2. Hopefully, in the front part of Q2, especially if you’re replatforming somewhat from platform to the other because you generally have a 4- to 6-month project there and you need to be started by April or May in order to hit the holiday deadline. But there’s also, as we indicated in the commentary, a whole variety of projects there, some smaller wins that are minor upgrades to a website or could be a strategy session where you’re looking into decisions that may be made in the back half of the year for a 2017 launch. So it’s a real interesting mix of projects, which I think is very healthy.

The other thing that’s interesting and I commented in my prepared section about the B2B — increase in B2B projects. That’s a focus area for us. It’s interesting, it should create a different pattern in the back half of the year than what we might have experienced last year or even prior to that. In that if we can carry a stronger pipeline of B2B opportunities in

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the back half of the year where they’re not necessarily trying to hit a deadline around the selling season, perhaps we can extend our project selling season into the back half of the year or maybe even smooth it out more so we’re not necessarily dealing with quite the falloff in Q3 and Q4. We’ve got some interesting opportunities in the pipeline. I mentioned some of the deals. We’ve signed 23 projects that could be categorized as B2B this year.

And then finally, I hope that our land-and-expand strategy is just as successful with B2B as it has been with B2C, where these projects that start out with a website design and implementation could also turn out to have opportunities for us in the operations side where we may be helping somebody with fulfillment needs or a call center or a management, payment processing, et cetera. So I’m really excited about the B2B. I’m glad to see an uptick in project work. Hope it has a potential smoothing effect on our seasonality, in our selling season and hope that it continues to deliver land-and-expand opportunities.

Ryan MacDonald

Wunderlich Securities Inc., Research Division

Got it. And just lastly, a quick one on the Demandware or the Salesforce acquisition and the impact there. Have you seen at all since the announcement of the acquisition any sort of change in pace and decision-making related to sort of the Demandware platform or for your potential business as customers are sort of maybe taking a wait-and-see approach to how that integration shakes out?

Michael C. Willoughby

Chief Executive Officer and Director

I don’t think that we have seen really any impact in the sales cycle from the announcement. We’ve been answering lots of questions even from prospective clients. And one of the areas that’s been of interest with prospects that we’ve been talking to is the fact that we do support both the Marketing Cloud product category as well as obviously Demandware and have great many clients that are already on both platforms. So I think that’s a positive for us. But I don’t believe that there’s been really any impact on Demandware even more broadly outside of the deals that we’re seeing from the acquisition. I wouldn’t have expected there to be. Next year is going to be, I think, the key year. If Demandware chooses to, for instance, consolidate their user group meeting into Dreamforce, if there’s some sales and marketing integration, then we’ll obviously be want to be on top of that and to be benefiting from whatever changes happen. But this year, I wouldn’t expect to see any impact.

Operator

At this time, we’ll take a question from Alex Silverman with Special Situations Fund.

Alex Silverman

AWM Investment Company Inc.

So the vast, vast, vast majority of my questions have been asked and answered. Can you — I know that across you restructured the sales force about, I don’t know, 8 months or a year ago, how much of the underperformance in the one platform do you think is related to not having the right people on board as opposed to opportunities?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. I don’t actually think it has anything to do with our specific sales and marketing approach. I think it’s really more of a sales and marketing issue with the platform provider. And I think that they’re experiencing issues and have done some restructuring as well. So what we’re trying to do is really understand where they’re going and make sure that we have alignment with the approach that they’re taking. If you think about the two platforms we support in CrossView, they’re both very large companies with great resources. And both of them have really good sales and marketing teams. And so I think there’s no reason to think that this should be a long-term change, but there certainly has been a bubble. And our — frankly, our integration of their sales and marketing or restructuring of their sales and marketing effort has helped even mitigate some of the impact that otherwise might be there because we do have a strong brand presence in both platform

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practices. So I don’t think that we’ve necessarily done anything to contribute. Our job is to actually leverage our sales and marketing capabilities to make sure that we’re tracking appropriately with them in the back half of the year and hopefully seeing a rebound there. Obviously, we’re very putting more resources into the other platform practice at this point because that’s where we’re seeing the opportunity and the success. So we will be spending less on that platform until we can sort it out.

Alex Silverman

AWM Investment Company Inc.

Okay. That’s helpful. And then one last question. You mentioned one of your wins in the quarter was a homegrown operation East Coast-based that had trouble with national distribution. Where do you guys stand with the West Coast DC at this point?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I mentioned in my prepared comments that it’s still on the road map for us to diversify outside the Memphis metro area. At this point, we still expect next year would be a reasonable year for us to expand outside of Memphis. The first place to go is most likely near the California market. Probably not in California, but probably in Nevada or Arizona. So we’ve got a list of metro areas that we think are appropriate. And we’ve got a list of clients that would be supportive. Our objective would be to open a facility with current clients sponsoring that activity so that we’re not creating a bunch of excess capacity. Probably just the right amount of excess capacity to continue to sell into, but to have kind of a good toe in the water, so to speak, with regard to the metro area we select. So I would expect next year. Same thing would be true about the U.K. We currently don’t have fulfillment capabilities in the U.K. As we look at that market continuing to expand and certainly with the potential for it to be a separate market, we think it’s important and our clients think it’s important for us to have a fulfillment solution there. So similarly in 2017, we expect us to get serious about opening a small facility in the U.K. as a starting point to provide an end-to-end solution in that market.

Operator

We’ll move now to Kevin Kopelman with Cowen and Company.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Can you give us an update on your CapEx or capital needs expectations — sorry, capital buildout expectations for 2016 and your next 12 months? And then you had talked about, I think, a $14 million to $17 million range. Does that change at all with these new client wins?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. At this point, I think I’m still comfortable being in that range, $14 million to $17 million. There are a couple of items on the original list that we’ve deferred. And so some of these new client wins will make up for some of those deferral activities. As Mike indicated in his comments, we completed the buildout of the India new site location during the June quarter. So that was a big spend for us. As I look forward over the next 12 months, the $14 million to $17 million number is, would be a number I would expect for the calendar year 2016. As I look ahead to the next 12 months, my expectation would be that it would be lower than that, probably in the range of $10 million to $13 million. Again, depending on some of the new client growth that would occur.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

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Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Matt, and I’d like to thank everyone that attended the call today. Hopefully, it comes through that we’re very excited with the main developments of our business. We look forward to speaking with our investors and analysts both in the shows and events that we may have planned and then again when we report our third quarter results in November. Thank you very much for your attendance. Have a good day.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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